August 28, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of the Global Income & Currency Fund Inc. (Commission File No. 811-21791) Form N-SAR dated August 28, 2009, and have the following comments:

1.  We agree with the statements made in paragraphs 1, 2 and 3.

2.  We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,

DELOITTE & TOUCHE LLP